Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Kopin Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share
Fees to Be Paid	Equity	Preferred Stock, $0.01 par value per share
Fees to Be Paid	Debt	Debt Securities
Fees to Be Paid	Other	Warrants
Fees to Be Paid	Other	Units
Fees to Be Paid	Unallocated (Universal Shelf)		457(o)			$100,000,000.00	0.0000927	$9,270
Fees Previously Paid	Equity	Common Stock, $0.01 par value per share	457(b)	$		$44,331,326.66		$4,836(4)
	Total Offering Amounts					$144,331,326.66		$14,106
	Total Fees Previously Paid							$4,836(4)
	Total Fee Offsets							—
	Net Fee Due							$9,270

(1)

The amount to be registered consists of up to $144,331,326.66 of an indeterminate amount of common stock, preferred stock, debt securities and/or warrants. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock or debt securities as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable ant-dilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (Securities Act).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $144,331,326.66.

(4)

The registrant previously paid a fee of $5,455 related to $50,000,000 of the registrant’s common stock that may be issued and sold under a certain sales agreement with Stifel, Nicolaus & Company, Incorporated, of which $44,331,326.66 remain unsold and the registration fee in the amount of $4,836 related thereto is applied to the registrant’s total registration fee.